Exhibit 10.1

PARTICIPATION AGREEMENT

BETWEEN

HWN ENERGY LTD. (“HWN”)

-AND-

EPSILON ENERGY LTD. (“EPSILON”)

PARTICIPATION AGREEMENT

THIS AGREEMENT is dated the 22nd day of October, 2024 (the “Effective Date”).

BETWEEN:

HWN ENERGY LTD., a body corporate, incorporated under the laws of the Province of Alberta (“HWN”)

-AND-

EPSILON ENERGY LTD., a body corporate incorporated under the laws of the Province of Alberta (“Epsilon”)

WHEREAS

1.	HWN is active in the exploration and development of various oil and gas interests located in the Lochend, Harmattan and Garrington areas in Central Alberta;
2.	HWN holds a one hundred per cent (100%) working interest in certain Mutual Interest Lands and less than a one hundred per cent (100%) working interest in other Mutual Interest Lands;
3.	HWN is seeking financial support for the completion of the Drilling Program, and if elected by HWN, the Additional Drilling Program;
4.

Epsilon is willing to fund the Drilling Program in the form of a drilling commitment carry and earn a 25% participating interest in HWN’s existing working interest in the Mutual Interest Lands (excluding existing HWN wells);

5.	Upon fulfillment of such portion of the Carry Commitment, Epsilon shall earn the Earned Interest in each Well and the drilling spacing unit for each Well, on a Well-by-Well basis;
6.	Upon fulfillment of the entire amount of the Carry Commitment, to the extent not already earned, Epsilon shall earn the Earned Interest in all of the Wells and all of the Mutual Interest Lands;
7.	Epsilon is further willing to fund the Additional Drilling Program in the form of a drilling commitment carry after earning the Earned Interest;
8.	The Parties have entered into this Agreement to provide for the funding, exploration, development, maintenance and operation of the Mutual Interest Lands and the Title Documents.

WITNESSETH that in consideration of the mutual covenants and agreements hereinafter set forth the parties agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms used and not otherwise defined shall have the meanings ascribed to such term in the Operating Procedure, and in addition:

(a)	“Accounting Procedure” means the 1996 PASC Accounting Procedure including the elections and modifications annexed hereto as Schedule “B”, Part III;
(b)	“Acquiring Party” has the meaning set forth in Section 6.3(a)(ii);
(c)	“Additional Carry Commitment” means the Carried Interest, which shall be in the amount of $2,000,000;
(d)	“Additional Carry Period” means, if HWN exercises the Additional Drilling Program Option, then from December 1, 2025 to December 1, 2026;
(e)	“Additional Drilling Program” means the drilling of two (2) Wells during the Additional Carry Period in accordance with this Agreement;
(f)	“Additional Drilling Program Option” has the meaning set forth in Section 4.1;
(g)	“Agreement” means this Participation Agreement, including all schedules and amendments thereto;
(h)	“AMI” or “Area of Mutual Interest” means the lands within the solid red lines in the plats set out in Schedule “C”
(i)	“AMI Acquisition” has the meaning set forth in Section 6.1(c);
(j)	“AMI Notice” has the meaning set forth in Section 6.1(c);
(k)	“AMI Period” means from the date on which Epsilon earns the Earned Interest in the Mutual Interest Lands in accordance with Section 2.6(b) until two (2) years from the date of the end of the Term;
(l)	“Bare Trust Agreement” means the form of bare trust agreement set forth in Schedule “E”;
(m)

“Carried Interest” means the interest set out in the table below, and measured as a percentage of the Pre-Earning Interest, for which Epsilon will pay the Development Costs on behalf of HWN for the Drilling Program or Additional Drilling Program, as applicable:

Formation	Carried Interest
Glauconite	55%
Ellerslie	55%
Viking	50%

(n)	“Carry Commitment” means the Carried Interest, which shall be in the amount of $10,000,000;
(o)	“Carry Period” means from December 1, 2024 to December 1, 2025;
(p)

“Development Costs” means, with respect to the applicable Mutual Interest Lands, (i) Drilling Costs, (ii) Completion Costs, (iii) Equipping Costs, (iv) Abandonment and reclamation costs, and (v) any other capital expenditures with respect to such items, including any other capital expenditures with respect to such items as: geological or geophysical Operations; downhole maintenance or repairs respecting a well, wellhead equipment or a Production Facility; “Construction” (as defined in the Accounting Procedure), Abandonment; or compliance with the requirements of the Regulations, as may be agreed by the Parties and incurred hereunder or as may otherwise be authorized and incurred under the related Joint Operating Agreement or Existing JOA, as applicable, including in each case associated overhead as prescribed by the applicable Accounting Procedure or accounting procedure in an Existing JOA;

(q)	“Default Date” has the meaning set forth in Section 2.3(c);
(r)	“Drilling Program” means the drilling of four (4) Wells during the Carry Period in accordance with this Agreement;
(s)	“Earned Interest” means a 25% participating interest in the Pre-Earning Interest;
(t)	“Earning Letter” means the form of earning letter set forth in Schedule “F”;
(u)	“Earning Well” means any Well in which Epsilon earns an Earned Interest under this Agreement;
(v)	“Effective Date” means December 1, 2024;
(w)	“Ellerslie Lands” means all of the fee simple, Crown and freehold leasehold lands highlighted in yellow on the plat in Schedule “C” – Part I, which include the lands set out in Schedule “A” – Part I;
(x)	“Existing JOA” means an existing joint operating agreement or similar document governing Mutual Interest Lands in which HWN’s Pre-Earning Interest is less than 100%;
(y)

“Finally Determined ROFR Amount” means the amount finally attributed to those Mutual Interest Lands subject to the ROFR Action as determined by the final, non-appealable judicial resolution or settlement;

(z)	“Glauconite Lands” means all of the fee simple, Crown and freehold leasehold lands highlighted in yellow in Schedule “C” – Part I, which include the lands set out in Schedule “A” – Part I;
(aa)	“Identified ROFRs” means those ROFRs set out in Schedule “H”;
(bb)	“Initiating Party” has the meaning set forth in Section 6.1(c);
(cc)	“Invoice” has the meaning set forth in Section 6.5(c);
(dd)	“Joint Operating Agreement” means the form of Joint Operating Agreement attached hereto as Schedule “B” – Part I, including the Operating Procedure and the Accounting Procedure;
(ee)

“Mannville Formation” means those zones and formations as defined in the 100-08-23-035-05W5/0 log (Gamma~Resistivity~Sandstone Neutron) from the base of the Fish Scales marker at 2393.3 mK to the base of Mannville at 2722.0 mKb, as more particularly set out in the well log attached hereto as Schedule "G";

(ff)	“Mutual Interest Lands” means collectively, all of the fee, Crown and freehold lands and associated Petroleum and Natural Gas Rights within the Mannville

Formation held by HWN and contained within the solid red lines in the plat set out in Schedule “C”, which include the lands set out in Schedule “A” and any lands pooled or unitized therewith;

(gg)	“Non-Acquiring Party” has the meaning set forth in Section 6.3(a)(ii);
(hh)	“Operating Procedure” shall mean the 2015 CAPL Operating Procedure as amended by this Agreement and including the elections and modifications annexed hereto as Schedule “B”, Part II;
(ii)	“Other Party” has the meaning set forth in Section 6.1(c);
(jj)	“Participating Interest” means a 75% participating interest, as to HWN, and a 25% participating interest, as to Epsilon, in the Pre-Earning Interest;
(kk)

“Participating Interest Acquisition Costs” means the bona fide third party costs of the Initiating Party in respect of an AMI Acquisition, including the adjusted purchase price, or allocated adjusted purchase price in a swap transaction or in a transaction that includes Mutual Interest Lands and other lands and property outside the Area of Mutual Interest, if applicable, paid to the applicable third party and the reasonable legal, accounting, engineering and other third party costs incurred in connection with such AMI Acquisition;

(ll)	“Party” means a party to this Agreement, and “Parties” means both of them;
(mm)	“Permitted Purpose” has the meaning set forth in Section 10.3(c);
(nn)	“Permitted Recipient” has the meaning set forth in Section 10.3;
(oo)

“Petroleum and Natural Gas Rights” means all rights, titles, estates and interests to explore for, drill for, produce, take, use or market Petroleum Substances, share in the production of Petroleum Substances, share in the proceeds from, or measured or calculated by reference to the value or quantity of Petroleum Substances produced, or any rights to acquire any of such rights hereinbefore described including all interests and rights in respect thereof which are known as working interests, royalty interests, production payments, profits and net profits interests, and reversionary interests;

(pp)

“Pre-Earning Interest” means the working interest that HWN holds in each of the Mutual Interest Lands as of the Effective Date, which for clarity includes only a working interest in any fee simple mineral rights held by HWN and excludes any overriding royalty, net profits or other interest held by HWN as payee;

(qq)

“Regional Significant Facility” means any gas plant and any other facility of significance located within the Area of Mutual Interest that is used (or is intended to be used) as a regional profit centre for the handling of hydrocarbon production of the Parties and third parties from within the Area of Mutual Interest or the vicinity thereof, but excludes any facility serving the Mutual Interest Lands that is a Production Facility under the applicable Existing JOA governing the Mutual Interest Lands;

(rr)

“ROFR” means a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right to acquire Mutual Interest Lands or certain of them that becomes operative by virtue of this Agreement;

(ss)	“ROFR Action” has the meaning set forth in Section 3.5(a);
(tt)	“ROFR Allocations” has the meaning set forth in Section 3.1;
(uu)	“ROFR Holders” has the meaning set forth in Section 3.2;
(vv)	“ROFR Lands” means any Mutual Interest Lands to which an Identified ROFR relates;
(ww)	“Technical Committee” has the meaning set forth in Section 9.1(a);
(xx)	“Technical Committee Representative” has the meaning set forth in Section 9.1(b);
(yy)	“Term” means the Carry Period and if the Additional Drilling Program Election is exercised by HWN in accordance with Section 4.1, then the Additional Carry Period;
(zz)

“Title Documents” means all options, leases, licenses, permits or other agreements or documents of title including without limitation, farmout agreements, option agreements, purchase agreements and similar agreements giving rise to the interest of HWN in any Mutual Interest Lands or the Petroleum and Natural Gas Rights and Petroleum Substances relating thereto;

(aaa)	“Trustee Party” has the meaning set forth in Section 6.11;
(bbb)	“Viking Lands” means all of the fee simple, Crown and freehold leasehold lands highlighted in yellow on the plat in Schedule “C” – Part II, which include the lands set out in Schedule “A” – Part II;
(ccc)

“Well” means any single Horizontal Well whether or not forming part of a Multiple Well Drilling Program to be drilled on the Mutual Interest Lands and which has a minimum lateral leg of 1.5 miles or 2400 meters; and

(ddd)	“Well Data Sheet” means the form of well data sheet set forth in Schedule “D”.
1.2	Currency

All references to dollar amounts contained in this Agreement including the Schedules hereto, shall be in Canadian funds.

1.3	Interpretation

Unless otherwise stated:

(a)	where a defined term is used in this Agreement, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires;
(b)

the references “hereunder”, “herein” and “hereof’ refer to the provisions of this Agreement, and a reference to an Article, Section, Subsection, Paragraph, Subparagraph herein refers to the specified provision of this Agreement;

(c)	the singular will be construed to include the plural and vice versa, and words that refer to a particular gender will include all genders;

(d)

the headings of Articles, Sections and Subsections and any other headings or indices are for reference only, and will not be used in interpreting any provision herein or as indicating that all provisions of this Agreement relating to a particular topic are found in that Article, Section and Subsection;

(e)	Articles or Sections are to articles or sections of this Agreement, unless otherwise stated;
(f)	a reference to a statute or similar legislative instrument includes all applicable Regulations, all subordinate or successor legislation in effect from time to time and all amendments thereto;
(g)

any reference to “days” refers to calendar days unless the reference is to Business Days, and if the phrase “within”, “at least” or “not later than” is used to refer to a specific number of days or Business Days, the day of receipt of the relevant notice will be excluded and the day of the relevant response or event will be included in determining the relevant time period. However, if the time for doing any act (including a response to a notice within a prescribed period) expires on a day that is not a Business Day, the time for doing that act will be extended to the next Business Day, except as prescribed in the Accounting Procedure for the payment of funds;

(h)

“including” means “including, without limitation,” and “includes” and other derivatives thereof shall have corresponding meanings, and is not to be construed to limit the interpretation of the applicable matter to only the specified items; and

(i)

a reference to “costs” and “expenses” excludes all payments made for taxes in the nature of goods and services tax under the Excise Tax Act (Canada) or any other value added, sales or transfer tax, insofar as they are refundable (by credit or otherwise) under the Regulations.

1.4	Conflict

In the event of a conflict between the provisions of the body of this Agreement and any Schedule hereto, the provisions of the body of this Agreement shall govern.

1.5	Schedules

HWN and Epsilon acknowledge that the following schedules attached hereto shall form an integral part of this Agreement:

Schedule “A” - Mutual Interest Lands

Part I – Mannville Lands

Part II - Viking Lands

Schedule “B” - Joint Operating Agreement

Part I - Form of Head Agreement

Part II - Standard form 2015 CAPL Operating Procedure Election Sheet

Part III - 1996 PASC Accounting Procedure Election Sheet

Schedule “C”- Area of Mutual Interest Land Plat

Part I – Mannville Lands

Part II - Viking Lands

Schedule “D” - Form of Well Data Sheet

Schedule “E” - Form of Bare Trust Agreement

Schedule “F” - Form of Earning Letter

Schedule “G” - Well Log for Mannville Formation

Schedule “H” - Identified ROFRs

Article 2

DRILLING PROGRAM AND CARRY COMMITMENT

2.1	Completion of Drilling Program

HWN shall drill, complete and equip or plug and abandon the Wells in the Drilling Program during the Carry Period.

2.2	Operatorship

HWN accepts the appointment of initial Operator and upon Epsilon earning the Earned Interest, agrees to assume the duties, obligations and rights of the Operator under the Joint Operating Agreement.

2.3	Funding of Drilling Program
(a)	The Drilling Program shall be funded in the amounts as set out below.

Formation	HWN Funding Amount	Epsilon Earned Interest	Epsilon Carried Interest
Glauconite	20%	25%	55%
Ellerslie	20%	25%	55%
Viking	25%	25%	50%

(b)	The Carry Commitment shall be in the amount of $10,000,000.
(c)

Upon receipt of an AFE from HWN for an Operation pertaining to a Drilling Program Well, Epsilon shall deliver such portion of the Carry Commitment to HWN by wire transfer within thirty (30) days of the date on which HWN reasonably expects to begin to incur such expenditures. If Epsilon fails to meet such obligation, then upon written notice of default from HWN, Epsilon must cure such default within ten (10) days from the date of receipt of the default notice (the “Default Date”), failing which Epsilon shall forfeit its right to earn the Earned Interest in any remaining Mutual Interest Lands or Wells in which it has not already earned the Earned Interest as of the Default Date. For greater certainty, if the Carry Commitment is not funded by Epsilon due to HWN not completing the Drilling Program or issuing the related AFEs, then Epsilon shall not be in default of this Section 2.3(c).

(d)

In addition to the Carry Commitment, Epsilon shall be responsible for the “Epsilon Earned Interest” and HWN shall be responsible for the “HWN Funding Amount” set forth in Section 2.3(a) with respect to the Drilling Program. For greater certainty, notwithstanding that Epsilon shall not earn the Earned Interest in all of the Mutual Interest Lands until the Carry Commitment has been satisfied in full, Epsilon shall, in addition to the Carried Interest, be responsible for the Earned Interest in the Development Costs for the Drilling Program.

(e)	HWN shall provide Epsilon with all Well Data for Operations in accordance with the Well Data Sheet.
2.4	Well Locations and Target Formations

The Parties shall agree on the locations and target formations of the Wells to be Spud as part of the Drilling Program and the timing of Spudding and any delays due to commodity or operational issues. If agreement cannot be reached within thirty (30) days of the proposal, then the Operator shall decide, acting reasonably.

2.5	Drilling Program Restrictions

Each of the Wells in the Drilling Program will be drilled on either the Glauconite Lands, Ellerslie Lands or Viking Lands. The Operator shall ensure that the proportion of the Carry Commitment plus the Additional Carry Commitment is no greater than $2,500,000 under the initial AFE for any Well or Wells on the Viking Lands, subject to the normal course obligation of Epsilon to pay its proportionate share of any overages under such AFE.  HWN shall not drill any Wells that trigger any ROFRs as part of the Drilling Program without the prior written consent of Epsilon, which may be withheld in its sole discretion.

2.6	Earning
(a)

Epsilon shall earn the Earned Interest in each Well and each drilling spacing unit and applicable formation contained within the Mutual Interest Lands on a Well-by-Well basis as each Well is funded by Epsilon by delivering such portion of the Carry Commitment for the drilling, completion and equipping or plugging and abandonment expenditures of such Well to HWN.

(b)

Upon delivery of the Carry Commitment in full, to the extent not already earned pursuant to Section 2.6(a) and subject to Article 3, Epsilon shall have earned the Earned Interest in all of the Mutual Interest Lands and any Wells drilled, completed, equipped or plugged and abandoned as part of the Drilling Program, regardless of which Mutual Interest Lands were drilled or which formations were targeted.  For greater certainty, the Earned Interest shall apply to all of the Mutual Interest Lands and is not limited to the Glauconitic Lands, Ellerslie Lands or Viking Lands, or the Glauconitic, Ellerslie or Viking formations of such Mutual Interest Lands.

(c)

Notwithstanding anything to the contrary in this Agreement, the Earned Interest and Mutual Interest Lands exclude HWN's entire interest in any existing wells Spud prior to the Effective Date, including all production therefrom and ownership therein, in such wells present state of configuration and completion.

(d)

If the Carry Commitment is not funded in full during the Carry Period, then notwithstanding the foregoing, Epsilon shall have earned on a Well-by-Well basis in accordance with Section 2.6(a) for each Well which it has funded any portion of the Carried Interest, but shall not earn the Earned Interest in the remaining Mutual Interest Lands.

(e)

If the Carry Commitment is fully funded but the Drilling Program is not completed in full or in part, whether due to any HWN default, including failing to issue applicable AFEs, failing to complete its drilling obligations hereunder, or for any other reason whatsoever, then notwithstanding the foregoing, Epsilon shall earn the Earned Interest in all of the Mutual Interest Lands and any Wells drilled, completed, equipped or plugged and abandoned as part of the Drilling Program.

(f)

In the event that HWN elects to plug and abandon a Well that is part of the Drilling Program and thereafter elects to drill complete and equip or plug and abandon a replacement Well, then such replacement Well shall be deemed to be a continuation of the previously plugged and abandon well for earning purposes without any further funding obligation on the part of Epsilon.

2.7	Joint Operations Upon Earning

Upon earning the Earned Interest, the Mutual Interest Lands shall be governed by the Joint Operating Agreement for such lands in which HWN’s Pre-Earning Interest was 100% and by the Existing JOA for such lands in which HWN’s Pre-Earning Interest was less than 100%.

2.8	Trust Upon Earning

Upon earning the Earned Interest, HWN shall issue Epsilon an Earning Letter, evidencing such earning. HWN shall hold the Earned Interest in trust for Epsilon in accordance with the Bare Trust Agreement.

2.9	No Other Drilling in Mutual Interest Lands

Unless otherwise agreed to by the Parties, HWN shall not drill any other wells within the Mutual Interest Lands during the Carry Period.

Article 3

rofrs applicable to mutual interEst lands

3.1	ROFR Valuation

Within five (5) Business Days of Epsilon earning the Earned Interest in the Mutual Interest Lands in accordance with Section 2.6(b), Epsilon shall supply to HWN, in good faith and on a reasonable basis, its bona fide value or allocation proposed by Epsilon to the Earned Interest proportion of the applicable ROFR Lands (the “ROFR Allocations”).

3.2	ROFR Notices

HWN shall issue notices to the third parties holding Identified ROFRs (the “ROFR Holders”) in accordance with the applicable provisions of such ROFRs no later than three (3) Business Days after Epsilon provides the ROFR Allocations in accordance with Section 3.1.

3.3	Amendment to Mutual Interest Lands

Insofar as any third party validly elects to exercise or waive any Identified ROFRs for which notices were issued pursuant to Section 3.2, HWN will promptly notify Epsilon of that exercise or waiver. HWN shall comply with the terms of each of the Identified ROFRs exercised by the ROFR Holders thereof by selling and conveying to such ROFR Holders the portion of the Mutual Interest Lands which are subject to such exercised Identified ROFR and pay Epsilon the ROFR Allocation amount plus applicable taxes.

3.4	ROFR Sale Terminated

In the event that a third party validly elects to exercise its ROFR in respect of an Identified ROFR, but the sale of such affected Mutual Interest Lands is lawfully terminated, Epsilon shall, subject to the terms of the underlying agreement to which the ROFR pertains, including any obligation thereunder to reissue a notice of disposition thereunder as a result of the passage of time, earn the Earned Interest in such Mutual Interest Lands.

3.5	Challenge of ROFR Allocation by a ROFR Holder
(a)	If a ROFR Holder has commenced any litigation, legal proceedings or arbitration with respect to the ROFR Allocation (a “ROFR Action”) then:
(i)	HWN shall diligently proceed with the defence, compromise or settlement of the ROFR Action and shall advise Epsilon with respect to the ROFR Action;
(ii)	the Parties shall cooperate with each other in the defence of the ROFR Action;
(iii)

HWN shall not enter into any settlement, consent order or other compromise with respect to the ROFR Action without Epsilon's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)	If, after the Finally Determined ROFR Amount has been determined, and:
(i)	if, the applicable ROFR Holders do not exercise their Identified ROFR on such Mutual Interest Lands, then Epsilon shall be deemed to earn the Earned Interest in such Mutual Interest Lands; or
(ii)	if, the applicable ROFR Holders do exercise their Identified ROFR on such Mutual Interest Lands, then HWN shall pay Epsilon an amount equal to the Finally Determined ROFR Amount plus applicable taxes.
3.6	Indemnity for ROFR Valuation

Epsilon shall be liable to and shall separately indemnify and save harmless HWN from and against all claims suffered or incurred by it, or attributable to, any ROFR Allocation provided by Epsilon and used by HWN in the issuance of a notice in respect of a ROFR to a ROFR in accordance with Section 3.2.

Article 4

additional DRILLING PROGRAM AND CARRY COMMITMENT

4.1	Additional Drilling Program Election

If HWN provides Epsilon with notice of its election to proceed with the Additional Drilling Program (the “Additional Drilling Program Election”) prior to the expiry of the Carry Period, then: (i) HWN shall complete the Additional Drilling Program; (ii) Epsilon shall fund the Additional Carry Commitment; (iii) the Term shall be extended by the Additional Carry Period; and (iv) Article 2 shall apply to the Additional Drilling Program mutatis mutandis.

4.2	Failure to Fund Additional Carry Commitment

If, upon receipt of the Additional Drilling Program Election, Epsilon fails to deliver the Additional Carry Commitment in accordance with Section 2.3(c), mutatis mutandis subject to the replacement of “December 1, 2025” with “December 1, 2026”, then Epsilon shall be liable and make payment to HWN in the amount of $2,000,000, less any Additional Carry Commitment costs already paid by Epsilon (the “Additional Carry Commitment Default Payment”). The Additional Carry Commitment Default Payment are liquidated damages, a genuine pre-estimate of damages resulting from such default, and not a penalty. The Additional Carry Commitment Default Payment shall be paid in cash by wire transfer within thirty (30) days of the expiry of the Additional Carry Period. For greater certainty, if the Additional Carry Commitment is not funded by Epsilon due to HWN not completing the Additional Drilling Program or issuing the related AFEs, then Epsilon shall not be in default of this Section 4.2.

Article 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of HWN
(a)	HWN represents and warrants to Epsilon that:
(i)

Standing: It is a corporation duly organized and validly existing under the laws of the Province of Alberta, authorized to carry on business in all jurisdictions in which the Mutual Interest Lands are located, and each now has all the requisite power and authority to enter into this Agreement.

(ii)

No Conflicts: The consummation of the transactions contemplated herein will not violate, nor be in conflict with, any of the constating documents, by-laws or governing documents of HWN or any judgement, decree, order, law, statute, rule or regulation applicable to HWN.

(iii)

Capacity: It has the capacity and power to enter into, execute, deliver and perform its obligations under this Agreement and it has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with its terms.

(iv)

Execution of Documents: This Agreement has been duly executed and delivered by HWN and all other documents to be executed and delivered by HWN pursuant hereto will be duly executed and delivered by HWN, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of HWN enforceable in accordance with their respective terms.

(v)	ROFRs: Other than the Identified ROFRs, HWN is not aware of any other ROFRs applicable to the Mutual Interest Lands.
(vi)	Title: HWN does not warrant title to its Working Interest in the Mutual Interest Lands, however it does warrant that:
(A)

prior to the execution of this Agreement, it has not received or otherwise become aware of, any notice of default related to the Title Documents which makes any of them subject to termination or forfeiture that has not been remedied;

(B)	it is unaware of any act or omission which it reasonably believes would result in a default under the terms of the Regulations or the Title Documents;
(C)	it is unaware that the terms of the Title Documents have not been complied with to the extent necessary to keep them in full force and effect; and
(D)	except as set out in Schedule “A” its Working Interest is not encumbered with any burdens or encumbrances except the lessor royalty applicable to the Title Documents.
(vii)

Authorizations: All authorizations or exemptions by and filings with any governmental authority that are required to be obtained or made by it with respect to this Agreement have been obtained or made and are valid and subsisting.

5.2	Representations and Warranties of Epsilon
(a)	Epsilon represents and warrants to HWN that:
(i)

Standing: It is a corporation, duly organized and validly existing under the laws of the Province of Alberta, is authorized to carry on business in all jurisdictions in which the Mutual Interest Lands are located, and now has all the requisite corporate power and authority to enter into this Agreement.

(ii)

No Conflicts: The consummation of the transactions contemplated in this Agreement will not violate, nor be in conflict with, the governing documents of Epsilon or any judgement, decree, order, law, statute, rule or regulation applicable to Epsilon.

(iii)

Capacity: It has the capacity and power to enter into, execute, deliver and perform its obligations under this Agreement and it has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with its terms.

(iv)

Execution of Documents: This Agreement has been duly executed and delivered by Epsilon and all other documents (to be executed and delivered by Epsilon pursuant hereto will be duly executed and delivered by Epsilon, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Epsilon enforceable in accordance with their respective terms.

5.3	Mutual Interest Lands Not To Be Encumbered

In addition to the provisions of Article 15.00 of the Operating Procedure, other than the filing of caveats or security interests against title relating to its Working Interest, neither Party will do, or cause to be done, anything to encumber the Mutual Interest Lands or otherwise impact the Title Documents held by it which might reasonably result in any portion of any of those Title Documents becoming subject to termination or forfeiture.

Article 6

AREA OF MUTUAL INTEREST

6.1	Interests in Area of Mutual Interest
(a)

Subject to the provisions of this Agreement, HWN and Epsilon will have the right to participate in an AMI Acquisition by the other Party by either electing to participate for its Participating Interest, upon the terms and conditions of this Agreement.

(b)

If either of HWN or Epsilon, or any of their Affiliates, contemplates a potential AMI Acquisition with a third party that would limit the ability of a Party to acquire Area of Mutual Interest lands without obligation to that third party, it shall promptly (but within ten (10) Business Days in any event) give notice to the other and the Parties shall in good faith consult with one another with respect to such agreement and the contemplated AMI Acquisition. Subject to the preceding sentence, each of HWN and Epsilon or their Affiliates shall require a provision that will allow it to comply with this Section 6.1(b) to be included in any confidentiality agreement, area of exclusion or similar agreement with a third party which has any interest in any Petroleum and Natural Gas Rights and/or related petroleum and natural gas facilities within the Area of Mutual Interest, but shall ensure that any such agreement does not purport to bind the other Party.

(c)

Upon the earliest to occur of the execution of a letter of intent, sale agreement or other document to acquire (or to acquire the right to acquire) any legal or beneficial interest in Petroleum and Natural Gas Rights and/or related petroleum and natural gas facilities within the Area of Mutual Interest (an “AMI Acquisition”) by either of HWN or Epsilon, or any of their Affiliates, such acquiring Party (the “Initiating Party”) shall promptly (but within three (3) Business Days in any event) notify the other Party (the “Other Party”) by written notice (the “AMI Notice”) in accordance with the remaining provisions of this Article 6.

(d)

This Article 6 shall not apply to: (a) any Area of Mutual Interest or wells contained therein whereby HWN or an Affiliate acquires such lands or wells that in aggregate, are less than ten percent (10%) of the total transaction size, on a net acreage basis; or (b) a HWN acquisition of lands required to form the horizontal drainage area for an Earning Well hereunder.

6.2	Rights to Acquire, Affiliates and Exceptions
(a)

Obligation Applies to Right to Acquire, Acquisitions by Affiliate and Corporate Transactions. For the purposes of this Agreement, the obligations in this Article 6 will apply to legal or beneficial interests (or rights thereto) acquired (or that may be acquired) in Mutual Interest Lands and:

(i)	a Party will be deemed to have acquired an interest in Mutual Interest Lands acquired by an Affiliate of that Party during the period in which this Article is in effect; and
(ii)

a Party will be deemed to have acquired an interest in Mutual Interest Lands owned by a third party who becomes an “Affiliate” of a Party after the Effective Date or otherwise in respect of Mutual Interest Lands acquired as a consequence of a merger, amalgamation or plan of arrangement of a Party (or another business combination of like effect) with a third party.

(b)

Duty to Deliver Data Promptly. The Parties recognize that the ability of another Party to evaluate and participate in any acquisition of Mutual Interest Lands within the periods contemplated herein is potentially compromised if the Party responsible for delivering data from an Operation fails to comply with its obligations with respect to that Operation under the applicable Joint Operating Agreement or Existing JOA to deliver that data on a current basis. Insofar as a Party did not receive information to which it was entitled under the applicable Joint Operating Agreement or Existing JOA and that information: (i) was material to the evaluation of the applicable Mutual Interest Lands; and (ii) was then in the possession of the Operator (or other applicable Party conducting the particular Operation), Section 6.4 shall apply, mutatis mutandis, following receipt of that information with respect to any such acquisition of Mutual Interest Lands.

6.3	Bidding Process for Offered Crown Rights

The Parties agree that:

(a)	If during the Term, a Party intends to make a bid at a Crown sale in respect of a parcel of lands containing lands which are within the Area of Mutual Interest:
(i)

the Initiating Party shall so notify the other Party and the Parties shall, at least ten (10) Business Days before the sale, discuss the submission of a joint bid for such parcel. The interests of the Parties in the joint bid shall be equal to their Participating Interests;

(ii)

if the Parties do not agree on a joint bid, each Party may bid independently, provided that if a Party (in this Section 6.3, hereinafter referred to as the “Acquiring Party”) makes a successful independent bid for such parcel at such Crown sale at a price which differs from the last bid price proposed by the Acquiring Party pursuant to the discussions pursuant to Paragraph (i) by more than five percent (5%) of such proposed bid price, the Acquiring Party shall forthwith offer in writing to the other Party (in this Section 6.3, the “Non-Acquiring Party”) the right to acquire a Participating Interest in the Mutual Interest Lands acquired by the Acquiring Party pursuant to such bid; and

(iii)

an offer pursuant to Paragraph (ii) above shall be accompanied by a statement in writing of the amount of bonuses, fees and rentals expended pursuant to the successful independent bid. The Non-Acquiring Party may, within ten (10) Business Days after the receipt of the offer, accept the offer to participate for its Participating Interest, which acceptance shall be by notice delivered to the Acquiring Party, accompanied by (in the case of a Participating Interest) an amount equal to such Non-Acquiring Party's Participating Interest share of the said bonuses, fees and rentals. The Acquiring Party may apply the default provisions of Clause 5.05 of the Operating Procedure, mutatis mutandis, with respect to the Non-Acquiring Party in the event the Non-Acquiring Party elects to acquire its Participating Interest share of that interest and does not pay that amount within that period, provided that the Acquiring Party shall also have the option, upon fifteen (15) Business Days’ notice to any such non-paying Non-Acquiring

Party, to terminate that non-paying Party’s election to participate in that AMI Acquisition if that amount remains unpaid at expiry of that fifteen (15) Business Day period.

(b)

If the Other Party agrees to participate for its Participating Interest in a successful bid under Paragraph 6.3(a)(i) it will pay its share of the applicable amount to the Initiating Party within three Business Days after being notified by the Initiating Party that the bid was successful. The Initiating Party will include with that notice an invoice for the applicable amount of the applicable bonuses, fees and rentals. The Initiating Party may apply the default provisions of Clause 5.05 of the Operating Procedure, mutatis mutandis, with respect to the Other Party in the event that Other Party does not pay that amount within that period, provided that the Acquiring Party shall also have the option, upon fifteen (15) Business Days’ notice to any such non-paying Other Party, to terminate that non-paying Party’s election to participate in that AMI Acquisition if that amount remains unpaid at expiry of that fifteen (15) Business Day period.

6.4	Notice of Acquisition of Area of Mutual Interest Lands
(a)	Acquisition Notice. If either HWN or Epsilon, or any of their respective Affiliates proposes, initiates or completes an AMI Acquisition:
(i)	through a Crown sale contemplated in Section 6.3 without prior consultation with the Other Party or without disclosing the bid the acquiring Party was prepared to submit for that acquisition;
(ii)

through a Crown sale contemplated in Section 6.3 if, after consultation, unanimous agreement was not reached thereunder and the price paid to acquire those Mutual Interest Lands differed by more than five percent (5%) from the last amount the Acquiring Party disclosed it was prepared to bid for their acquisition;

(iii)

through a Crown sale contemplated in Section 6.3 if unanimous agreement was reached under that Section and the Acquiring Party proceeded to acquire those Mutual Interest Lands for an amount different than the amount the Parties had agreed to bid for the joint acquisition of those Mutual Interest Lands; or

(iv)	other than by bidding at a Crown sale contemplated in Section 6.3, whether through purchase, trade, Earning Agreement or otherwise;

such Initiating Party shall notify the Other Party not later than within five (5) Business Days after the earlier of execution of a letter of intent, sale agreement or other document to acquire, or otherwise complete such AMI Acquisition by serving the AMI Notice of the material terms of that AMI Acquisition, including any encumbrances permitted under Section 6.8.

(b)

Provision of Estimated Value – The Initiating Party required to serve an AMI Notice under Section 6.4(a) must identify in that AMI Notice if: (i) the consideration described in that AMI Notice cannot be matched in kind; or (ii) the proposed acquisition includes assets in addition to the Mutual Interest Lands described therein. The Initiating Party must also include in that AMI Notice its bona fide estimate of the value (or allocated value), in cash, of that consideration as it applies to the Mutual Interest Lands in that circumstance. If the applicable AMI Acquisition includes both a Regional Significant Facility and other Mutual Interest Lands, the Initiating Party shall provide an estimated value for each of the Regional Significant Facility and the other Mutual Interest Lands.

(c)

Objection to Value – If the Other Party objects to the reasonableness of an estimate provided by the Initiating Party under Section 6.4(b) it must, within five Business Days after its receipt of that estimate, serve notice of an objection in sufficient detail to enable the Initiating Party to understand its basis. The Parties will refer the matter for resolution under Article 21.00 of the Operating Procedure, as a dispute under Paragraph 21.03(j) of the Operating Procedure mutatis mutandis, after receipt of any such notice respecting a disputed value. The equivalent cash value determined thereunder will be deemed to be the value for the Area of Mutual Interest lands described in that AMI Notice. The Other Party that fails to serve such a notice within that period is precluded from challenging that estimate.

6.5	Right to Acquire Area of Mutual Interest Lands
(a)

Response to AMI Notice of Acquisition. The Other Party receiving an AMI Notice under Section 6.4(a) must notify the Initiating Party of its election to participate in that AMI Acquisition within fifteen (15) days after the later of receipt of: (i) the AMI Notice issued under Section 5.4(a)(i), (ii) or (iii); or (ii) notice of the equivalent cash value determined under Section 6.4 if the dispute resolution process in Section 6.4(c) is used, provided that such election period shall be twenty (20) Business Days if the AMI Acquisition was one to which Paragraph 6.4(a)(iv) applied.

(b)

Participation in Acquisition. Subject to the limitations in Paragraph (i) below, the Other Party may elect whether to participate in an AMI Acquisition to which Section 6.5(a) applies by electing any of the following within the applicable time period prescribed therein:

(i)	participate for its Participating Interest; or
(ii)	decline to acquire any interest in such Area of Mutual Interest lands.

If a particular AMI Acquisition to which an AMI Notice pertains includes both a Regional Significant Facility and other Area of Mutual Interest lands, the Other Party may make separate elections for each of the Regional Significant Facility and those other Area of Mutual Interest lands. Failure to make an election, by notice, within that time period shall be deemed to be an election by the Other Party to participate in that AMI Acquisition for its Participating Interest, provided that such election will be an election not to participate insofar as the election relates to a Regional Significant Facility.

(c)

Reimbursement of Participating Interest Acquisition Costs. If the Other Party elects to participate for a Participating Interest in an AMI Acquisition, the Initiating Party will deliver to the Other Party an invoice (an “Invoice”) setting out that Other Party’s Participating Interest share of such Participating Interest Acquisition Costs, which amounts the Other Party shall pay to the Initiating Party as follows:

(i)	in respect of an AMI Acquisition at a Crown sale under Section 6.4(a)(i), (ii) or (iii), within five (5) Business Days after receipt of that Invoice; and
(ii)

in respect of an AMI Acquisition pursuant to a sale agreement with a third party, either the date for payment set out in such Invoice or five Business Days prior to the scheduled closing date under such sale agreement, whichever is the later date, provided that, in circumstances in which a deposit is required to be paid to such third party under such sale agreement in advance of the scheduled closing date as a condition of such sale transaction, the Other Party shall pay its Participating Interest share of such deposit: (A) to the designated party under the sale agreement if the Other Party is a party to such sale agreement; or (B) to the Acquiring Party if the Other Party is not a party to such sale agreement, in which case such deposit will be held and applied by the Initiating Party with the terms of the sale agreement.

(d)

If requested in writing by the Other Party prior to any payments being made under Section 6.5(c)(ii) (other than for funds for a deposit under that Section), such funds will be held by the Initiating Party in trust and released to the vendor under the sale agreement in accordance with the terms thereof.

(e)

If the Other Party fails to pay any amounts required to be paid by it in accordance with Section 6.5(c), the Initiating Party may apply the default provisions of Clause 5.05 of the Operating Procedure, mutatis mutandis, with respect to the Other Party. The Initiating Party shall also have the option, upon four (4) Business Days’ notice to any such non-paying Other Party, to terminate that non-paying Party’s election to participate in that AMI Acquisition if that amount remains unpaid at expiry of that four (4) Business Day period. If such non-paying Other Party does not pay that amount by that time, such and the Other Party shall be irrevocably deemed to have elected not to participate in the corresponding AMI Acquisition and the Initiating Party shall be free to acquire all or any part of such AMI Acquisition solely for its own account and without any further obligation hereunder to the Other Party.

6.6	Election to Participate for Participating Interest or to Decline Participation
(a)

If the Other Party elects to participate in the AMI Acquisition for its Participating Interest under Section 6.5(b)(i), the Parties’ relationship and the maintenance and operation of Mutual Interest Lands, subject to Sections 6.6(d) and (e), shall then be governed by the Joint Operating Agreement or the applicable Existing JOA, if any, with HWN having a 75% Participating Interest and Epsilon having a 25% Participating Interest. Subject to the Joint Operating Agreement or any applicable Existing JOA, HWN shall be appointed as the Operator.

(b)

If the Other Party elects to not participate in an AMI Acquisition under Section 6.5(b)(ii) (or is deemed to make that election), the Initiating Party shall be free to acquire any such Mutual Interest Lands as it sees fit in its sole discretion, without any further obligations under this Agreement.

(c)

The provisions of any Existing JOA respecting non-participation with respect to an independent operation shall apply between the Parties with respect to any election not to participate in any particular independent operation proposed thereunder if both Parties are recognized thereunder as Working Interest owners, unless otherwise agreed by the Parties. The Parties agree that the provisions of the applicable Operating Procedure shall be modified to reflect the major principles set out in Subclause 10.04 of the Joint Operating Agreement, as amended, with respect to any Joint Operating Agreement applicable to the Mutual Interest Lands and any Existing JOA for which both Parties hold Participating Interests, but for which both Parties are not recognized as Working Interest owners thereunder.

(d)

Subject to any application of Section 6.7 to an Earning Agreement, if the Other Party elects to participate for its Participating Interest in an AMI Acquisition in which some or all of the applicable Mutual Interest Lands are subject to an Existing JOA, the Parties shall, during the twenty Business Day period provided in Section 6.5(a), determine how to apply the applicable Participating Interest provisions of this Agreement as between themselves so as not to conflict with such Existing JOA. This may include:

(i)	recognition of both Parties in that Existing JOA; or
(ii)

the Initiating Party holding the Other Party in trust, including the application of that Existing JOA and, insofar as is applicable, the Joint Operating Agreement, mutatis mutandis, under the Bare Trust Agreement.

(e)

Insofar as an AMI Acquisition is for a Regional Significant Facility and the Other Party elects to participate for its Participating Interest share of the acquisition of that Regional Significant Facility:

(i)

if owned solely by the Parties, the Parties shall negotiate a separate agreement for its operation with due diligence and in good faith to reflect their joint ownership in that Regional Significant Facility, using as a basis the standard form 1999 Petroleum Joint Venture Association Construction, Ownership and Operation Agreement, with reasonably required modifications to incorporate the terms of this Agreement; and

(ii)

if owned with at least one third party, the Parties shall become party to any existing agreement governing the ownership and operation of that Regional Significant Facility, and, if no such agreement exists, the Parties shall attempt to negotiate a separate agreement with the applicable third party(ies) for its operation with due diligence and in good faith, using as a basis the standard form 1999 Petroleum Joint Venture Association Construction, Ownership and Operation Agreement, with reasonably required modifications to incorporate the terms of this Agreement.

(f)

This Subclause is subject to the terms of any agreement with a third party that governs the operation of a Regional Significant Facility and that requires prior approval of a third party to the Other Party’s use of excess capacity therein and the condition that there is capacity available in that Regional Significant Facility sufficient to handle the applicable production volumes of Petroleum Substances of the Other Party. Insofar as an AMI Acquisition is for a Regional Significant Facility and the Other Party elects to not participate for its Participating Interest share of the acquisition of that Regional Significant Facility, the Other Party shall be entitled to have its share of production of Petroleum Substances produced from any applicable Project Area transported, handled, processed and other related activities at such Regional Significant Facility for a fee determined under Paragraph (i), (ii) or (iii) below for use of the applicable capacity in that Regional Significant Facility:

(i)	the fee for the specified use of that Regional Significant Facility under any separate agreement mutually agreed to by the Parties;
(ii)

if there are third party users under a bona fide arm’s length transaction of such Regional Significant Facility and Paragraph (i) above does not apply, fees substantially similar to those charged to the third party for comparable use of the Regional Significant Facility; or

(iii)

in all other circumstances, a reasonable fee for that use, based upon providing the Initiating Party with a reasonable rate of return on capital and in which the operating cost component thereof is calculated and assessed on the basis of throughput costs.

6.7	Earning Agreements
(a)

This Section applies if the consideration for the acquisition of Mutual Interest Lands (or rights thereto) under an Earning Agreement is the conduct of Operations. A Party that elects to participate for its Participating Interest in any such acquisition under this Article 6 shall be required to assume a corresponding share of the cost, risk and expense of the applicable Operations. If the terms of that acquisition enable the Parties with Participating Interests in that acquisition to earn additional interests in Mutual Interest Lands by conducting optional Operations and fewer than all such acquiring Parties with a Participating Interest exercise that option, only a Party participating in the applicable optional Operation as to its respective Participating Interest shall share any portion of the interest so earned in accordance with its respective Participating Interest and any additional associated rights or options thereunder.

(b)

In the event both Parties are participating for their Participating Interest of an AMI Acquisition under an Earning Agreement, both Parties shall be a party to that Earning Agreement with respect to Operations conducted thereunder, unless either the Parties otherwise agree or recognition of both Parties under that Earning Agreement is not acceptable to the applicable third party(ies) after reasonable efforts by the Initiating Party to obtain recognition for the Other Party. If both Parties are recognized as parties to that Earning Agreement by the applicable third party(ies):

(i)

Section 6.7(a) shall apply between the Parties with respect to the situation in which one of the Parties elects not to participate in an optional Operation that would be required to be conducted to earn additional interests in certain Mutual Interest Lands subject to that Earning Agreement and the other Party elects to proceed with that optional Operation; and

(ii)

the provisions of that Earning Agreement applicable to the conduct of proposed independent operations respecting the Mutual Interest Lands earned thereunder by both Parties shall apply to any such proposed independent operation (rather than the provisions of this Agreement) if a third party holds a Working Interest in the earned Mutual Interest Lands at the location of that proposed independent operation, unless otherwise agreed by the Parties with respect to that independent operation.

If both Parties do not initially become parties to the applicable Earning Agreement, the Initiating Party shall hold the Participating Interest of the Other Party in such

Earning Agreement in trust for the Other Party unless and until the Other Party becomes a party to such Earning Agreement in due course. In such event, the applicable Participating Interest provisions in this Agreement shall apply as between the Parties, including the application of those provisions of this Agreement and the Joint Operating Agreement, mutatis mutandis, with respect to non-participation in a particular proposed Independent Operation, and the Parties shall also enter a trust agreement based substantially on the then current form of trust agreement published by the Canadian Association of Petroleum Land Administration.

6.8	Encumbrances on Mutual Interest Lands
(a)

Crown Sale Acquisition. Other than for the royalty payable to the Crown under the applicable Title Document, under no circumstance will the Other Party be obligated to assume an encumbrance under this Agreement with respect to an AMI Acquisition made by the Initiating Party at a Crown sale.

(b)

Other Acquisitions And Encumbrances. This Subsection applies if the Mutual Interest Lands acquired by the Initiating Party are not acquired by it (or on its behalf) at a Crown sale contemplated in Section 6.3 and they are acquired subject to a bona fide arm’s length royalty, overriding royalty, production payment, net profits interest or other charge of a similar nature in addition to the royalty payable to the grantor under the applicable Title Document. The Initiating Party must disclose in the AMI Notice served to the Other Party under this Agreement any such encumbrance of which the Initiating Party was or should have been aware after reasonable diligence of the documents that were disclosed to it. Subject to the limitation in Subsection 6.8(c), the Parties that acquire an interest in those Mutual Interest Lands will assume a corresponding share of that disclosed encumbrance or a valid encumbrance that the Initiating Party did not discover despite a reasonable diligence review. Those Parties are not required to assume any share of an encumbrance of which the Initiating Party was or should have been so aware insofar as it was not disclosed in that AMI Notice of acquisition.

(c)

Prohibition on Certain Encumbrances. The obligation to assume an encumbrance under Subsection 6.8(b) will not apply to any encumbrance created directly or indirectly by or through an Initiating Party with its Affiliate, director, officer, agent, employee, independent contractor or consultant because of:

(i)	any agreement that attaches such an encumbrance to an interest acquired by the Initiating Party or its Affiliate from a third party; or
(ii)	the use of that Affiliate, director, officer, agent, employee, independent contractor or consultant as an agent or other intermediary for the acquisition of that interest from a third party.
6.9	Parties Not Required to Disclose Information
(a)	Nothing in this Agreement requires a Party to disclose to any other Party:
(i)	any information beyond that which it is then required to provide to that other Party under this Agreement and the applicable Joint Operating Agreement, or Existing JOA, as applicable; or

(ii)	any interpretation or analysis developed at its own expense from geological, geophysical or other data acquired by that Party under this Agreement.

Insofar as a Party discloses any information proprietary to it in discussions under this Agreement, the confidentiality provisions in Article 10 of this Agreement will apply to that disclosed information.

(b)

Each Party acknowledges that any sharing of information under the Agreement is intended to facilitate the evaluation of opportunities within the Area of Mutual Interest, and is not intended to replace or limit independent review and evaluation of that information or any Operation conducted under the applicable Joint Operating Agreement or Existing JOA. Except in the event of fraud or deceit, each Party releases each other Party and its Affiliates, directors, officers, employees and contractors from any Losses and Liabilities that Party incurs or suffers because of the use or reliance on advice, information and materials that were provided to it by (or on behalf of) another Party before or under this Agreement, including any evaluations, projections, reports and interpretive or non-factual materials prepared by that other Party or otherwise in its possession.

6.10	Term of Area of Mutual Interest

The provisions of this Article 6 for the rights and obligations of HWN and Epsilon to each other for AMI Acquisitions of Mutual Interest Lands will be in effect until 11:59 pm on the last day of the AMI Period, after which the right of the Other Party to acquire or participate in an AMI Acquisition will terminate.

6.11	Obligations Respecting Information and Rights in Trust

The Initiating Party shall use reasonable efforts to obtain recognition of the Other Party in any applicable Existing JOA if it elects to obtain a Participating Interest, as contemplated in Section 6.6(d). In any case in which a Party (“Trustee Party”) is holding the Other Party’s interest in trust, for a Participating Interest under any provision of this Article 6, the Trustee Party shall use reasonable efforts to ensure that any applicable Existing JOA allows the Trustee Party to disclose information to which the Trustee Party is entitled under that Existing JOA in a timely manner to the Other Party on an ongoing basis during the period in which the Other Party retains its Participating Interest subject to, if necessary to fulfill such reasonable efforts obligation, an undertaking of confidentiality by the Other Party with respect to those disclosures that is consistent with that which applies under that Existing JOA. Without prejudice to the foregoing but subject to any remaining limitations under the Existing JOA or on the information to which the Trustee Party may be entitled with respect to any particular Operation in which it does not participate thereunder, the Parties agree that:

(a)

the Trustee Party shall provide all information to which the Other Party is entitled with respect to the conduct of Operations on the basis provided in the Joint Operating Agreement, or, on the same basis as made available to the Trustee Party thereunder, the Existing JOA;

(b)

the Trustee Party shall not be obligated to provide any interpretation or analysis developed at its own expense from geological, geophysical or other data acquired by that Party under this Agreement or any agreement described in Paragraph (a) above;

(c)

subject to Section 6.11(b), the Trustee Party shall also be obligated in a timely manner to provide all data and information as is reasonably requested by the Other Party, insofar as the Trustee Party has that information in its possession in a reasonably accessible format or to which the Trustee Party has reasonable access in a format that can be shared without significant customization for the Other Party to accommodate that request; and

(d)	the Other Party shall have full and timely audit and information rights with respect to such interest held in trust, subject to the restrictions set out in any applicable Existing JOA.

Insofar as the foregoing restrictions on the ability of a Trustee Party to provide information respecting an Existing JOA prevent the Trustee Party from providing data, information or audit rights to the Other Party, the Trustee Party shall deal with the Other Party in good faith to mitigate the negative impact of those restrictions on the Other Party, provided that this obligation shall not require the Trustee Party to breach its obligations under the applicable Existing JOA. However, nothing in this paragraph shall operate to limit any remedy the Other Party may have at law or in equity if the Trustee Party has failed to use reasonable efforts to disclose information to the Other Party arising under an Existing JOA on the basis contemplated in this Section 6.11.

Article 7

ASSIGNMENT OF INTEREST

7.1	Assignment

There are no restrictions on assignment of this Agreement, other than that Epsilon shall not be permitted to transfer its rights and obligations under this Agreement to any third party prior to fulfillment of the Carry Commitment, without the prior written consent of HWN.

Article 8

NOTICES

8.1	Notices

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly received or served if delivered by hand, fax, or mailed postage prepaid to the address as follows:

To HWN:

HWN Energy Ltd.
Suite 1000, 207 – 9th Avenue SW
Calgary, Alberta T2P 1K3
Attention: Land Department

To Epsilon:

Epsilon Energy Ltd.
500 Dallas Street, Suite 1250
Houston, Texas 77002
Attention: Land Department

or to such other address as may be given in waiting by Epsilon or by HWN. The same will be deemed to have been received or served, if delivered or faxed, on the date of delivery or transmission of such fax and if mailed as aforesaid, on the fifth (5th day following the posting thereof. Provided, however, that if between the time of mailing and the actual receipt of the notice there is a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by mail, then, such notice will only be effective if actually delivered.

Article 9

ANNUAL BUDGET AND TECHNICAL COLLABORATION

9.1	Technical Committee
(a)	The Parties shall form a Technical Committee (the “Technical Committee”) composed of their duly appointed representatives to supervise and control Operations in the Mutual Interest Lands.
(b)

As soon as possible after the Effective Date, each Party shall notify the other Party in writing of the names and email addresses of its two (2) primary representatives.  The representatives of a Party (each a “Technical Committee Representative”) shall be deemed to have full power and authority to represent and bind such Party with respect to all matters within the power of the Technical Committee, and all acts done by such Technical Committee Representative in such capacity shall be deemed to be the acts of the Party appointing such representative.  An alternate Technical Committee Representative shall have full power to act for a Party in the absence of the primary Technical Committee Representatives.  A Party may change any of its Technical Committee Representatives from time to time by written notice to the other Party.  Epsilon shall be permitted to appoint a technical advisor who will provide input and oversight to HWN’s operational and land teams and may attend all Technical Committee and other meetings between the Parties.

(c)	The Technical Committee shall meet quarterly to review and discuss Operational technical plans, strategies, and decisions, including drilling, completion, and production strategies.
(d)

At least ten (10) days’ notice of each meeting shall be given to each Party, unless all of the Parties agree in writing or by vote at a meeting, to waive or shorten such notice period.  Notice of any meeting shall be accompanied by an agenda together with reasonable details of the matters on the agenda.

(e)	Epsilon will be consulted on major Operational decisions and will have fifteen (15) days) from the date it receives notice to provide input to HWN, which HWN will reasonably consider.
(f)	The Parties shall collaborate on technical decisions and day-to-day operational decisions through integrated technical teams.
9.2	Annual Budget
(a)	No later than October 1 of each year, HWN shall send Epsilon its annual budget for the Mutual Interest Lands.
(b)

No later than thirty (30) days before the start of each fiscal year, the Parties shall meet to approve the annual budget for the Mutual Interest Lands, including if applicable, the Drilling Program and the Additional Drilling Program.

(c)

Meetings will include the Technical Committee and the Parties shall discuss and agree on the projected expenditures, development plans, and financial allocations for the coming year. If agreement cannot be reached within thirty (30) days of the matter being introduced, then the Operator shall decide, acting reasonably.

9.3	Survival

This Article 9 shall survive Epsilon earning the Earned Interest and expiry of the Term.

Article 10

CONFIDENTIALITY

10.1	Confidentiality of Information

The Parties agree that the terms of this Agreement and any information regarding this Agreement, including any information exchanged with respect to a potential acquisition (“Confidential Information”), shall be and remain confidential and shall not be divulged by a Party, directly or indirectly, in whole or in part, to any other person unless required by applicable law or the rules or regulations of any relevant governmental or regulatory authority with jurisdiction. Except insofar as provided in Section 10.2, however, the foregoing obligations of confidentiality with respect to information pertaining to certain Mutual Interest Lands shall not apply to the Initiating Party (but will still apply to the Other Party) if the Other Party has elected not to acquire a Participating Interest in those Mutual Interest Lands.

10.2	Exceptions

Notwithstanding Section 10.1, information is not Confidential Information if:

(a)

it is or becomes generally available to the public other than as a direct or indirect result of the information being disclosed in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall nevertheless be treated as Confidential Information);

(b)

either a Party can establish that it received the information from a person not connected with the other Parties or that such person is not under any obligation of confidence in respect of that information;

(c)	a Party can establish that the information was known to such Party before the date of this Agreement and that such Party was not under any obligation of confidence in respect of that information;
(d)

it is developed by the receiving Party independently of, and without use or reference to Confidential Information provided by or on behalf of the disclosing Party and without breach of this Agreement or any other obligations of confidentiality to the disclosing Party; or

(e)	the Parties agree in writing that the information is not confidential.
10.3	Disclosure of Confidential Information

Subject to complying with its obligations under Section 10.4, each Party may disclose Confidential Information:

(a)	as required under a Title Document or to regulatory authorities: (i) as required by the Regulations; or (ii) as regarded as appropriate by that Party to optimize retention of the Mutual Interest Lands or other lands held by it, provided that it may not disclose that information to any third party with which it holds those other lands and that it will request any confidentiality protection permitted by the Regulations;

(b)

as required by securities laws applicable to it, provided that it will request any confidentiality protection permitted thereunder and that any such disclosure beyond that required by those laws is subject to the requirements of Article 19.00 of the Operating Procedure, mutatis mutandis, for public announcements;

(c)

to its Affiliates and to those directors, officers, employees or its shareholder representatives that need to know or have a contractual right to know the relevant Confidential Information for the purpose of the Parties’ prospective participation in an AMI Acquisition (the “Permitted Purpose”);

(d)

to the professional advisers or consultants engaged to advise it in connection with the Permitted Purpose and, to the extent reasonably appropriate, its legal counsel, auditors, financial advisors and credit rating agencies;

(e)	to its bankers, potential investors or funders (and their respective professional advisers or consultants) for the purpose of securing financing in relation to the Permitted Purpose; and
(f)	to any person whom the other Parties agree in writing may receive the relevant Confidential Information;
(g)

to a third party that is a bona fide prospective assignee of any of that Party’s Working Interest (including for this purpose an agreement granting it the right to acquire a Working Interest for the conduct of certain Operations) or to a third party with which it is conducting bona fide negotiations directed towards a merger, amalgamation or sale of shares representing a majority ownership interest of that Party or any of its Affiliates, provided that there is a prior agreement with each applicable third party which provides, as a minimum, that such third party will take such measures with respect to internal security and access to information as are appropriate to ensure that no such information will be disclosed by it to any other third party or used by it for other than the contemplated purpose and further provided that any such disclosure of geophysical data is: (i) restricted to showing it at the offices of the disclosing Party or in its data room; and (ii) is not prohibited by any agreement under which it was acquired;

(h)

to the extent required by any legal or administrative proceedings or because of any order of a court or any regulatory authority binding on it, provided that it will promptly notify the other Parties of any such anticipated disclosure and that it will request any confidentiality protection permitted thereunder.

(each such recipient under Subsection (c), (d), (e), (f) and (g) above a “Permitted Recipient”).

10.4	Obligations Regarding Confidential Information
(a)	Where Confidential Information is disclosed to a Permitted Recipient by a Party, that Party shall:
(i)	inform the Permitted Recipient of the confidential nature of the Confidential Information before it is disclosed;

(ii)

ensure that the Permitted Recipient (other than a Permitted Recipient who is an individual) shall, in relation to any Confidential Information disclosed to it, comply with this Agreement as if it were a Party and, if the other Parties so request, ensure that the Permitted Recipient enters into a confidentiality agreement with the Parties on terms equivalent to those contained in this Agreement; and

(iii)	be liable for any non-compliance with the provisions of this Agreement by any of its Permitted Recipients and shall indemnify the other Parties in respect of any such non-compliance.
(b)	Those persons receiving Confidential Information must agree to be bound to the same confidentiality terms as the Parties.
(c)	Those persons receiving Confidential Information shall treat the Confidential Information provided as confidential and not disclose such information to any other person.
(d)	Each Party shall be liable to any other Party for any breach by those persons receiving Confidential Information of the obligations undertaken by that Party under this Agreement.
10.5	Survival of Confidentiality Obligations

The confidentiality provisions of the Joint Operating Agreement or the Existing JOA, as applicable, shall apply on the basis set forth therein to information obtained as a consequence of Operations conducted with respect to the applicable Mutual Interest Lands thereunder or otherwise with respect to those Mutual Interest Lands thereunder. Subject to the preceding sentence, the undertakings of the Parties with respect to Confidential Information to which this Article applies shall survive the termination of this Agreement for a period that shall not exceed one year following the effective date of such termination.

Article 11

MISCELLANEOUS

11.1	Taxes
(a)

The Parties to this Agreement hereby elect jointly to have HWN account for goods and services tax relating to any operation in respect of any Mutual Interest Lands pursuant to subsection 273 (I) of the Excise Tax Act.

(b)

For the purposes of Subsection 273(1) of the Excise Tax Act or other applicable Regulations imposing refundable taxes in the nature of value added tax, goods and services tax or other sales taxes, the authority granted under this Agreement with respect to the handling of any refundable taxes by the Operator also covers any marketing arrangements between the Operator and any other Parties under which the Operator agrees to market production of Petroleum Substances on behalf of any such other Parties.

11.2	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

11.3	No Partnership

Nothing in this Agreement shall be read or construed as creating a partnership, or as imposing upon any Party a partnership duty, obligation or liability of any kind, it being the express intention of the Parties that the respective rights, obligations and liabilities of each of the Parties under this Agreement, and in respect of the subject matter hereof generally, shall be several, and not joint or joint and several.

11.4	Governing Law

This Agreement and all matters arising therein or therefrom including the capacity, form, essentials and performance of this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

11.5	Further Assurances

The Parties hereto covenant and agree to make, execute, deliver or cause to be done, executed and delivered, on a timely basis and without further consideration, all such further acts, documents and things as may be reasonably required in order to give effect to the provisions of this Agreement.

11.1	Severability

If any provision of this Agreement or any part thereof, is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11.2	Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies.

11.3	Time

Time is of the essence hereof.

11.4	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

11.5	Counterpart

This Agreement may be signed electronically and in two or more counterparts with the same effect as if all Parties had signed and delivered the same counterpart and shall become operative when each party has signed and delivered at least one counterpart. Each counterpart shall be deemed to be an original for all purposes, and all counterparts together constitute one Agreement. Delivery of a counterpart of this Agreement by facsimile or other electronic means shall be good and sufficient delivery, and a facsimile or other electronic transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF the parties to this Agreement have duly executed this Agreement as of the date first above written.

HWN ENERGY LTD.
By:
	Name:	John Oberg
	Title:	Chief Executive Officer

EPSILON ENERGY LTD.
By:
	Name:	Jason Stabel
	Title:	Chief Executive Officer

[Signature page to Participation Agreement]

Schedule “A”

Mutual Interest Lands

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

Part I Mannville Lands

(Attached)

Part II Viking Lands

(Attached)

A-1

Schedule “B”

Joint Operating Agreement & Elections

PART I

FORM OF JOINT OPERATING AGREEMENT

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

PART II

2015 CAPL OPERATING PROCEDURE ELECTION SHEET

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

Clause 1.01-Market Price Definition, optional sentence: Will Apply __X_ -or- Will Not Apply ____

Clause 1.01-Production Facility, optional Paragraph(f):
Will ____ Apply -or- Will Not _X__ Apply
Estimated cost less than $ _________, if applies

Subclause 3.11C-Required Insurance: Replace the first sentence with the following: In addition to the obligations in Subclauses 3.11A and B and the requirements to carry specified policies of coverage under the Head Agreement: Alternate (a) _X__ (b) ____

Subclause 10.02G-Receiving Party May Not Defer Response:
Will _X__ Apply -or- Will Not ____ Apply
Above base of the ____ formation, if applies

Subclause 10.04A-Operator for Independent Operation: Alternate (a) ____ (b) _X__ (as modified below)

Alternate (b) (Operator Has Option to Conduct) is modified as follows:

Notwithstanding anything to the contrary herein, the Proposing Party will be the Operator of an Independent Operation, unless (i) it is in default under Clause 5.05; (ii) it would be disqualified from being the Operator therefor under Subclause 2.02A; or (iii) the Operator is a Participating Party therein that exercises its right under this Alternate to conduct it; or (iv) Clause 10.04(D)(ii) is applicable. Subject to Clause 10.04(D), an Operator that is a Participating Party (but not the Proposing Party) may elect to become the Operator for that Operation in its notice to participate, in which case it will conduct it in substantial compliance with the Operation Notice. The Proposing Party will cooperate with the Operator in effecting promptly the transfer of operatorship (including the required transfer of any applicable licenses or approvals under the Regulations and any associated surface rights) following any such election by the Operator under this Subclause (including any such election made by the Operator after the Proposing Party has Commenced that Operation under Clause 10.03), provided that the Proposing Party will not be obligated to transfer any contract for goods or services that does not pertain exclusively to that Operation. Notwithstanding the selection of this Alternate, an Operator that exercises its right to conduct a particular Operation and then fails to Commence it by the time prescribed by Clause 10.03 may not exercise its rights under this Alternate if that Operation or a substantially similar Operation is proposed in a subsequent Operation Notice within 365 days after issuance of the original Operation Notice.

(b)Clause 10.04(B) is added as follows:

Subsequent Option To Succeed Proposing Party – Subject to any election by the Operator to conduct an Operation under Alternate 10.04A(b) or Clause 10.04(D)(i), an Operator that is a Participating Party in a proposed Independent Operation (but not the Proposing Party) may, at its option by notice to the Proposing Party, succeed the Proposing Party as Operator thereof at its completion or, if agreed by the Proposing Party and the Operator, at conclusion of a particular phase of that Operation. In such event, the Proposed Party will cooperate with the Operator in effecting the required transfers on the same basis as provided in Alternate 10.04A(b). For the drilling of a well, the completion of that Operation will be at the conclusion of any program proposed by the Proposing Party at Casing Point under Article 9.00, except that the Operator will not succeed it for a well being Abandoned thereunder.

(c)Clause 10.04(C) is added as follows:

Proposed Operation Conducted For Joint Account – The rights and obligations of the Operator for Joint Operations will apply, mutatis mutandis, to a Proposing Party other than the Operator that conducts a proposed Independent Operation that is approved for the Joint Account, insofar only as is required for the conduct of that Joint Operation.

(d)Clause 10.04(D) is added as follows:

Operatorship Where HWN is the Proposing Party – Following the expiry of the Carry, if Epsilon is the Proposing Party for an Independent Operation and HWN elects or is deemed to be a Non-Participating Party, then Epsilon will include in the Operation Notice whether it elects to: (i) act as operator for such Independent Operation; or (ii) appoint HWN to act as operator on a contract operating basis on terms to be agreed. In the event that Epsilon fails to elect operatorship under the Operation Notice pursuant to subclause (i) above, then subclause (ii) above shall be deemed to apply.

Paragraph 10.07A(e)-Penalty Where Independent Well Results in Production:
Development Well: 100%Exploratory Well: 300%

Subclause 10.10A–Definition of Title Preserving Well: 180 days

Subclause 10.13B, optional Paragraph (d): Will ____ Apply -or- Will Not _X__ Apply

Article 21.00–Dispute Resolution: Will _X__ Apply -or- Will Not ____ Apply

Paragraph 21.03(k)–Arbitration Proceedings for unresolved audit exceptions, if Article 21.00 applies:
Will ____ Apply -or- Will Not _X__ Apply
Estimated total adjustment of less than $ ___________, if applies

Clause 22.02-Addresses For Service:
HWN Energy Ltd.Epsilon Energy USA, Inc.
715 – 5th Avenue SW500 Dallas Street, Suite 1250
Calgary, AB T2P 2X6Houston, TX 77002

Clause 24.01-Right to Dispose:Alternate A _X__ B ____

If Alternate B, the date at which ROFR expires is N/A.

Paragraph 24.02(f)–Exception for all Earning Agreements: Will _X__ Apply -or- Will Not ____ Apply

PART III

1996 PASC ACCOUNTING PROCEDURE ELECTION SHEET

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

PASC 1996 ACCOUNTING PROCEDURE

Rates and Elections

Clause 105 - Operating Fund: proportionate share of 10%

Clause 110 - Approvals: Clause ----- in the Agreement - or - Approval from 2 or more owners, etc. totalling 75%;
Vote within 15 business days from receipt or be deemed to have voted affirmative.

Clause 112 - Expenditure Limitations without owner approval:
(a) single capital expenditures not in excess of $ 50,000.00
(c) full settlement of damage claim not in excess of $ 50,000.00

Clause 202(b) - Employee Benefits: 25%

Clause 213 - Camp and Housing:  shall not (shall / shall not) be chargeable

Clause 216 - Warehouse Handling: 5 % of the costs of such Material

Clause 221 - Allocation Options: Not Applicable (Applicable or Not Applicable)

Clause	Cost	Options for Charging Joint Account
		Fixed $/Month			Other
		Subject to 302(e)	Not Subject to 302(e)	% of Direct Cost Well/m3
204	Automotive
207(c)	Prod Office
212	Communications
213(a)	Camp
214	Measurement & Control

Clause 302 - Overhead Rates:

(a) For each Exploration Project: ----- % of Cost and/or	(b) For each Drilling Well ----- % of Cost and/or
(1) 5 % of first $ 50.000.00	(1) 3 % of first $ 50,000.00
(2) 3 % of next $ 100.000.00	(2) 2 % of next $ 100,000.00
(3) 1 % of cost exceeding (1) and (2)	(3) 1 % of cost exceeding (1) and (2)

(c) For each Initial Construction Project ---- % of Cost and/or	(d) For Subsequent Construction Project ---- % of Cost and/or
(1) 5 % of first $ 50.000.00	(1) 3 % of first $ 50,000.00
(2) 3 % of next $ 100.000.00	(2) 2 % of next $ 100,000.00
(3) 1 % of cost exceeding (1) and (2)	(3) 1 % of cost exceeding (1) and (2)

(e) For Operations and Maintenance:
(1) % of the cost, and/or
(2) $ 350.00 per producing well per month; or

(3) $ flat rate per month

Rates in Sub-clauses 302(e)(2) & 302(e)(3) Shall (shall / shall not) be adjusted as of the first day of July each year following the year in which the Agreement became effective.

Clause 406 - Pricing of Joint Material Purchases, Transfers, and Dispositions $ 50,000.00 for requiring approval.

Clause 501 - Inventories: every five (5) years or as otherwise approved by the Owners.

Modifications to the PASC Accounting Procedure

The Accounting Procedure is modified as follows:

(a)	Clause 201(a)(6) – Clause 201(a)(6) is deleted in its entirety and replaced with the following:

“Salaries and wages of the Operator’s employees engaged in Production Engineering who are either temporarily or permanently assigned to and directly employed off-site in direct support of Joint Operations.”

(b)	Clause 207(d) – Clause 207(d) is amended by deleting each occurrence of the word “warehouse” therein and in each case replacing it with the word “Warehouse”.
(c)	Clause 406 – Clause 406 is amended by deleting the word “affiliates” at the end of line 7 and replacing it with “Affiliates”.
(d)	Clause 501(b) – Clause 501(b) is amended by deleting the word “warehouse” at the end of line 1 and replacing it with “Warehouse”.

Warranty as to Modifications

Except as otherwise provided for in Clause 101 and 102 hereof, the Accounting Procedure published by the Petroleum Accountants Society of Canada, 1996 (copyright) is hereby incorporated in its entirety in the Agreement and the Parties so warrant that said Accounting Procedure has been amended only to the extent set forth herein.

Schedule “C”

Area of MUTUAL INTEREST LAND PLAT

PART I

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

Area of Mutual Interest Land Plat - Glauconite Lands and Ellerslie Lands

C-1

PART II

AREA OF MUTUAL INTEREST LAND PLAT

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

Area of Mutual Interest Land Plat - Viking Lands

C-2

Schedule “D”

Well Data Sheet

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

D-1

EPSILON Energy

WELL DATA REQUIREMENTS

Provide all electronic correspondence related to Well Data Requirements to the below email address:

OBOReports@epsilonenergyltd.com

WELL INFORMATION REQUESTED PRIOR TO SPUD:

1. Contact List
    a. Name, email and phone numbers of the landman, geologist and engineers for the well
2. Final AFE
3. Directional plan (.xls and .pdf formats)
4. Plat
5. Application / License to Drill / Survey Plat & applicable Amendments(s)
6. Geological Prognosis
7. Drilling Prognosis
8. Completion Prognosis including stimulation and flowback design

NOTICES - COMMENCEMENT OF ACTIVITY:

Provide a 24-hour notice prior to spudding, logging, coring, formation testing, completing, sidetracking or P&A.

DAILY REQUIREMENTS – DRILLING:

1. Email daily drilling reports
2. Provide all daily mud log, MWD/LWD, directional surveys and anti-collision, and/or coring activities

DAILY REQUIREMENTS – COMPLETION:

1. Email daily completion reports
2. Provide all daily reporting from stimulation vendor

DAILY REQUIREMENTS – FLOWBACK & PRODUCTION:

1. During initial 30 days of production, email daily production report
    a. If flaring, provide daily flowback report
    b. Once TIL, provide first 30 days of daily sales
2. Following first 30 days of sales, email daily production monthly
3. Forward all gas and/or fluid analyses taken

DATA REQUIREMENTS AT CONCLUSION OF DRILLING & COMPLETION:

1. Provide digital copies of all final well data including the following:
    a. Final directional survey in .xls and .pdf
    b. Final MWD log in .las
    c. Final Mud log in .pdf and .las
    d. Any open hole logs in .las and .tif
    e. Any cement bond logs in .pdf and .tif
    f. Final composite daily drilling report
    g. Final composite daily completion report
    h. Post job report with stage-by-stage detail from stimulation vendor
    i. QA/QC report with stage-by-stage detail fracture stimulation engineer
    j. Final flowback report

EPSILON ENERGY LTD.
500 DALLAS STREET, STE 1250, HOUSTON, TX 77002

D-2

Schedule “E”

Bare Trust Agreement

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

E-1

Schedule “F”

Earning Letter

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

[DATE]

Epsilon Energy Ltd.
500 Dallas Street, Suite 1250
Houston, Texas 77002

Attention:[⚫]

Dear [⚫]:

Re:Participation Agreement dated October 22, 2024 (the “Participation Agreement”)

[⚫]

HWN File: [⚫]

Epsilon File: [⚫]

Central Alberta

In accordance with the provisions set out in Clause 2.1 of the Participation Agreement, HWN Energy Ltd. (“HWN”) drilled and completed the following Well:

HWN HZ [⚫]

Spud Date:  [DATE]

Rig Release:  [DATE]

TD:  [⚫]mCompleted Formation:  [⚫]

Status:  Producing oil effective [DATE]

Capitalized terms that are not defined herein shall have the meaning ascribed to them in the Participation Agreement.  Pursuant to Clauses 2.3 and 2.6 of the Participation Agreement, Epsilon has fulfilled its obligation with respect to the Carry Commitment and has earned an undivided twenty-five (25%) percent working interest in the Mutual Interest Lands.   For greater clarification the parties will now hold the following interests:

Earned Lands

[⚫]

[⚫]

Epsilon25%

HWN75%

Please signify your acknowledgment of the aforementioned earning in the space provided below and return one copy of this letter to our office at your earliest convenience.

We trust the above is in good order, however, should you have any questions or concerns in this regard, please contact the undersigned at [⚫].

Yours truly,

HWN ENERGY LTD.

[⚫]

[⚫]

Accepted and Agreed to this _______ day of ___________________________, 20 .

Per: ____________________________

Name & Title:_____________________________

F-1

Schedule “G”

well log for mannville formation

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

As defined in the 100-08-23-035-05W5/0 log (Gamma~Resistivity~Sandstone Neutron)

Rights to be included:

Top=Base Fish Scales Marker 2393.3 mKb

Base=Base of Manville 2722.0 mKb

G-1

Schedule “H”

IDENTIFIED ROFRS

Attached to and made a part of a Participation Agreement made as of October 22, 2024 between HWN Energy Ltd. and Epsilon Energy Ltd.

(Attached)

H-1